Exhibit 10.35

11 September 2006

STRICTLY PRIVATE & CONFIDENTIAL	GLOBAL BANKING & MARKETS
Shipping—Piraeus Branch
Akti Miaouli 45
PO Box 80177
185 10 Piraeus
Aegean Marine Petroleum Network Inc.	Telephone: +30 210 459 6500
c/o Aegean Marine Petroleum SA	Facsimile: +30 210 459 6600
42 Hatzikiriakou Avenue	www.rbs.com
185 38 Piraeus

Attention: Mr. Dimitris Melissanidis

Dear Sirs

We have pleasure in confirming that The Royal Bank of Scotland plc (the “Bank”) is prepared to offer a Credit Facility to the Borrower subject to the terms and conditions outlined in this letter and in the Summary of Terms and Conditions (“Summary of Terms”) attached as an Appendix hereto (which Summary of Terms shall be read together with and form an integral part of this letter).

This offer is subject to there being no facts, events or circumstances, now existing or hereafter arising, which come to our attention and which, in our good faith determination, materially adversely affects the Borrower’s or any of the Security Parties’ business, assets, financial condition, operations or prospects, in which event the Bank reserves the right to terminate this offer.

Terms defined in the Summary of Terms shall have the same meaning when used in this letter.

If the terms of this offer are acceptable, please sign the acceptance on the enclosed copy of this letter and return it to the Bank.

The Royal Bank of Scotland plc.
Registered in Scotland No. 90312.
Registered Office: 36 St Andrew Square,
Edinburgh EH2 2YB.

This offer will remain open for acceptance until 13 October 2006; if no acceptance is received by that date, the offer shall be automatically cancelled and no longer available for acceptance.

Yours faithfully

For THE ROYAL BANK OF SCOTLAND plc

/s/ Nick Smith	/s/ Fortis Bratimos
Nick Smith	Fortis Bratimos
Ship Finance Director	Director, Ship Finance

We hereby accept the terms and conditions of the above offer.

For	Aegean Marine Petroleum Network Inc.	Name	Spyros Fokas

Signed	/s/ Spyros Fokas	Position	Director, General Counsel
& Corporate Secretary
Date	25-10-2006

APPENDIX TO OFFER LETTER DATED 11 SEPTEMBER 2006 ADDRESSED TO
AEGEAN MARINE PETROLEUM NETWORK INC.

SUMMARY OF TERMS AND CONDITIONS FOR A CREDIT FACILITY

OF US$183,400,000

Borrower:	Aegean Marine Petroleum Network Inc.

Security Parties:	The Borrower and each other party granting the Security referred to below.

Bank:	The Royal Bank of Scotland plc.

Type of Facility:	A Credit Facility comprising of a Letter of Guarantee and/or Letter of Credit line, an Overdraft Facility and a Term Loan Facility with associated swap (together herein called the “Facility”).

Facility Amount:	Up to US$183,400,000 (United States Dollars One Hundred Eighty Three Million Four Hundred Thousand)

Purpose:	The Facility to be utilised as follows:

(i) up to US$100,000,000 to provide a Letter of Guarantee and/or Letter of Credit line the (“LG/LC Line”) for the needs of the Borrower and its subsidiaries (the “Aegean Group”);

(ii) up to US$50,000,000 to provide a revolving overdraft facility (the “Overdraft”) to be utilised for working capital purposes;

and

(iii)

up to US$33,400,000 to finance 80% of the delivered cost of 5 newbuilding double-hull oil tankers of about 3,800 dwt each (the “Newbuildings” and each a “Newbuilding”), to be constructed at Fujian Southeast Shipyard in Fuzhou, Fujian, China, and due for delivery between December 2006 and January 2008 (the “Newbuilding Facility”).

Term:	(i) The LG/LC Line and (ii) the Overdraft, to be available for a period of up to 2 years from the date of signing of the Facility Agreement which is to be not later than 31 December 2006.

(iii) The Newbuilding Facility shall have a Term of 12 years from delivery of each Newbuilding.

Drawdown/Availability

Subject to the successful completion of the Initial Public Offering (“IPO”) of the Borrower for an amount of not less than US$175,000,000 on the New York Stock Exchange and ongoing compliance with all commercial and financial covenants, the Facility will be available as follows:

(i)

Any Letter of Guarantee and/or Letters of Credit will be issued at Borrower’s first request under the LG/LC Line in a form acceptable to the Bank. Tenor of the Letter(s) of Guarantee and/or Letter(s) of Credit will not exceed the maturity date of the Facility, unless agreed by the Bank in its sole discretion.

(ii) As the Overdraft is a working capital facility, we expect to see fluctuating balances on the account.

(iii)

The Newbuilding Facility will be available in 5 Tranches (one per Newbuilding) each to be drawn in 4 Advances of US$417,500 (steel cutting), US$1,252,500 (keel laying), US$1,252,500 (launching) and US$3,757,500 (delivery), respectively.

Interest Margin:

Interest on the Overdraft is to be charged on the amount of the daily balance from time to time at a rate of 1.25% p.a. over weekly LIBOR payable on a quarterly basis, i.e. 20/3, 20/6, 20/9, 20/12 of each year and on the maturity date of the Facility.

Interest on the Newbuilding Facility is to be charged at 1.15% p.a. over US dollar LIBOR for interest periods of 3 or 6 months (as, subject to availability, selected by the Borrowers) or such other agreed (in our absolute discretion) interest periods.

An interest rate swap facility will be made available to the Borrower to fix the interest rate on the Newbuilding Facility subject to ISDA documentation.

Letter of Guarantee/ Letter of Credit commission:	Any Letter of Credit issued under the LG/LC Line is to be charged at the following rates, payable monthly in arrears or cancellation whichever is the earlier:

Standby LCs
—transaction related 0.625% p.a.
—direct credit substitutes 1.15 p.a.

Documentary LCs—0.25% p.a.
US$500 issuance fee on all letters of credit issued under the facility

Letters of Guarantee—0.625% p.a.

Arrangement Fee:	US$50,000 payable upon acceptance of our Offer Letter with a further US$325,000 payable upon the date of signing of the Facility Agreement, latest 31 December 2006.

Commitment commission:

0.25% p.a. (calculated on a 360 day year basis) shall accrue on the amount of the undrawn/unutilised available limit of the Facility from the date of signing the Facility Agreement and will be payable quarterly in arrears and on the maturity date of the Facility.

Repayments:	(i)

Upon the maturity date of the Overdraft and the LG/LC Line, any outstanding amount under the Overdraft will be repaid in full and the available limit under the LG/LC Line will be reduced to nil. If the Bank has agreed, as its sole discretion, to issue any Letters of Guarantee and/or Letters of Credit exceeding the final date of the Facility, the Bank will immediately require full cash cover for the amount of the Letters of Guarantee and/or Letters of Credit outstanding.

(ii) Each Tranche of the Newbuilding Facility will be repaid by 47 quarterly instalments of US$140,000 each, followed by one instalment of US$100,000, commencing 3 months from delivery of each Newbuilding.

Operating Accounts:	To be held with the Bank to which the earnings of the Ships shall be credited.

Retention Account:	N/A

Security:	All of the following security is to be fully cross-collateralised, to include, but not limited to the following:

•

Upstream corporate guarantees from the single purpose shipowning companies (the “Existing Guarantors”) of the following tankers collateralised by first priority mortgages and assignments of earnings, insurances and requisition compensation:

m/t “Aegean X”, a 1982 built double-hull tanker of 6,500 dwt

m/t “Aegean Rose”, a 1978/rebuilt 1988 double-hull tanker of 4,935 dwt

m/t “Aegean Daisy”, a 1978/rebuilt 1988 double-hull tanker of 4,935 dwt

m/t “Aegean Tulip”, a 1993 built double-hull tanker of 4,853 dwt

m/t “Aegean Flower”, a 2002 built double-hull tanker of 6,500 dwt

m/t “Aegean Breeze”, a 2004 built double-hull tanker of 2,747 dwt

m/t “Aegean Tiffany”, a 2004 built double-hull tanker of 2,747 dwt

m/t “Aegean Pride I”, a 1982 double-hull tanker of 11,523 dwt

m/t “Aegean XI”, a 1984 double-hull tanker of 11,050 dwt

m/t “Aegean Force”, a 1980 double-hull tanker of 6,679 dwt

m/t “Fos”, a 1981 double-hull tanker of 67,980 dwt

(the “Existing Vessels” and individually an “Existing Vessel”).

•

Upstream corporate guarantees including a negative pledge (not to mortgage elsewhere or dispose of without the consent of the Bank), and an undertaking to provide a first priority mortgage at the Bank’s first request, from each shipowning company (the “Supplemental Guarantors”) of the following tankers:

m/t “Aegean Hellas”, a 1982 built single-hull tanker of 91,741 dwt

m/t “Aegean VII”, a 1984 single-hull tanker of 3,728 dwt

m/t “Aegean IX”, a 1976 built single-hull tanker of 7,216 dwt

(the “Supplemental Vessels” and individually a “Supplemental Vessel”).

	•	Assignments of earnings, insurances and requisition compensation in respect of the Supplemental Vessels.

•

First priority assignment of the shipbuilding contracts (acknowledged by the builder) and first priority assignment of the refund guarantee (in terms acceptable to the Bank) for each of the Newbuildings, during its respective pre-delivery period.

	•	Upon delivery of each Newbuilding a first priority mortgage of such Newbuilding and assignments of earnings, insurances and requisition compensation in respect of such Newbuilding.

	•	Upstream corporate guarantees from all single purpose shipowning companies of the Newbuildings (the “New Guarantors”).

	•	Upstream corporate guarantee from Aegean Marine Petroleum S.A. collateralised by assignment of all trade receivables (the “AMPSA Guarantor”).

•

Additional free liquidity of US$22,000,000 (the “Additional Cash”—in addition to the US$25,000,000 Free Liquidity covenant stated below) to be held with the Bank at all times in a charged account and be available only for the purchase (without any debt financing) of up to 3 double-hull tankers, each up to 10,000 dwt and acceptable to the Bank (the “Additional Vessels” and each an “Additional Vessel”). Upon the acquisition of an Additional Vessel the relevant amount of Additional Cash spent for its acquisition will be substituted by upstream corporate guarantees from all single purpose shipowning companies of the Additional Vessels (the “Additional Guarantors”) collateralised by a first priority mortgage and assignments of earnings, insurances and requisition compensation in respect of such Additional Vessel.

(the Existing Vessels, the Supplemental Vessels, the Newbuildings and the Additional Vessels, all together the “Ships” and each a “Ship”—the Existing Guarantors, the Supplemental Guarantors, the New Guarantors, the Additional Guarantors and the AMPSA Guarantor, all together the “Guarantors” and each a “Guarantor”).

•

General assignment of trade receivables of the Aegean Group to be paid into a charged operating account held with the Bank. Trade receivables to have a maximum payment tenor of 60 days (dependent upon type) and to be acceptable to the Bank in all respects. No more than 5% of assigned receivables shall be due from any one customer (other than the US Navy).

	•	Charge over the operating accounts for each Ship.

	•	Charge over the operating accounts of the Borrower.

Sale of Ships to be subject to (i) no default and (ii) security cover test being and remaining satisfied through any necessary prepayment and/or additional security.

Expenses:

All costs and out-of-pocket expenses (including legal expenses) incurred by the Bank in connection with the negotiation, preparation and documentation of the Facility (whether or not any drawdown is effected) shall be for the account of the Borrower.

Documentation:

The Facility will be documented by way of a Facility Agreement and other security documentation to include the Bank’s standard terms for this type of facility comprising, inter alia, conditions precedent, representations and warranties, undertaking, events of default and covenants, as well as those specific to IPO companies, including but not limited to the following:

	•	Acceptable flag, class and insurances including maximum P&I cover for pollution risks of the Ships.

	•	Mortgagees Interest Insurance for not less than 100%, at all times, of the market value of all security Ships, at the cost of the Borrower.

	•	Mortgagees Additional Perils Pollution Insurance for 100%, at all times, of the market value of all security Ships, at the cost of the Borrower.

	•	Indemnification from the Borrower against the consequences of a pollution incident.

	•	Ships to be managed by Aegean Bunkering Services Inc. and no change of management without the consent of the Lender.

•	Evidence of the light tonnage of each Ship.

•	The Borrower will maintain its listing on the New York Stock Exchange.

•	The following financial covenants will be complied with at all times and tested on the consolidated audited financial statements of the Borrower on a quarterly basis:

(i) Net Worth will not be less than US$150,000,000.

(ii) Total Liabilities (excluding all equity items) to Total Assets will not be more than 65%.

(iii)

Free Liquidity (including available undrawn overdraft facilities but excluding US$22,000,000 Additional Cash) will be at least US$25,000,000—to be held with the Bank at all times and tested monthly. Average daily Free Liquidity of minimum US$10,000,000 to be checked weekly.

•

Minimum security cover of 120% at all times on the sum of (i) all outstandings under the Overdraft (including any undrawn portion utilised in order to meet the Free Liquidity covenant above), (ii) the drawn amounts of any delivered Newbuildings and (iii) the utilised LG/LC Line (together, the “Actual Exposure”). The security calculation will include (a) the value of the Ships mortgaged to the Bank (b) the value of the Supplemental Ships (single-hulled tankers will be valued at the prevailing market scrap rate) and (c) the Additional Cash of US$22,000,000 (to be reduced, as above described, by any amount used for the acquisition of Additional Vessels, which will then be mortgaged in favour of the Bank and their value will subsequently be included in this calculation). The value of any Ship will be determined by an independent shipbroker acceptable to the Bank. To the extent the Actual Exposure exceeds US$100,000,000 it will be necessary for assigned trade receivables to be not less than 125% of such excess. The security cover requirement will be tested at quarterly intervals and at such other times as the Bank may require.

•

Any newbuilding or second-hand vessels acquired by the Borrower (other than the Ships) may be used to secure additional third party debt, provided that the Borrower is compliant with all corporate and financial covenants and terms of the Facility. However, the Bank will have the right of first refusal to accept these new vessels as security for an increase in the Facility Amount, as requested by the Borrower and agreed by the Bank, at its sole discretion.

•	Dimitris Melissanidis to own/control 35% or more of the shares in the Borrower.

•	The Borrower to have direct control of each Guarantor and own either directly or indirectly 100% of its share capital.

•	No change of business of the Borrower or the Aegean Group.

•	Legal opinions satisfactory to the Bank.

•

Conditions precedent usual for a facility of this type including, without limitation, the Bank’s satisfaction with the terms of the IPO offering documentation and the Borrower’s constitutional documents.

•

The Borrower shall provide to the Bank such documentation and confirmations as may be required by the Bank to comply with applicable law and regulations and its own internal guidelines in relation to the opening of accounts and the identification of its customers.

•

The Borrower shall undertake to keep the Bank fully informed regarding actual or proposed purchases at the earliest possible opportunity and, in any event, at regular intervals of not more than three months.

•

The Borrower shall additionally compensate the Bank for any cost to the Bank incurred in complying with reserve asset or capital adequacy requirements or other regulations howsoever imposed from time to time in relation to the making or maintaining of the Facility.

	•	If any Letter of Guarantee/Letter of Credit is called upon and not settled by the Borrower immediately, then this will be an event of default and the Facility will be withdrawn in full.

•

The Borrower will provide audited financial statements on a quarterly and annual basis and any such other management information as may be reasonably required including copies of all documents required to be filed with the SEC or delivered pursuant to the Sarbanes-Oxley Act.

•

Dividends will only be payable if there is no breach of covenants or event of default under the Facility and if the security cover test is and will remain satisfied following the payment of any dividend.

	•	The Overdraft facility must have a fluctuating balance otherwise we will have the right to require full repayment of the Facility on demand.

Signing of Facility Agreement:	The loan agreement is to be executed on or before 31 December 2006 failing which the offer will lapse notwithstanding its acceptance.

Confidentiality:

The information contained in the offer letter and this Summary of Terms is confidential and supplied to you on the understanding that you will not disclose the offer letter and this Summary of Terms or any of their contents to any third party, other than (i) as required by applicable law or regulation or (ii) disclosure to your professional advisors or affiliated companies on terms that such professional advisors or affiliated companies agree to maintain confidentially on the terms of this paragraph.

Governing Law of Offer Letter, Summary of Terms and loan and security documents:	English Law (except to the extent any security requires otherwise).

Date: 6 October 2006

Private & Confidential
Aegean Marine Petroleum Network Inc.
c/o Aegean Marine Petroleum SA
42 Hatzikiriakou Avenue, 185 38 Piraeus

Attention : Mr Dimitris Melissanidis

Dear Sirs,

We refer to our Offer Letter dated 11 September 2006 (“Offer Letter”), detailing the terms and conditions upon which the Bank is prepared to make available a Credit Facility of up to US$183,400,000 to your goodselves.

We have pleasure in confirming that, at your request and after further consideration, the Bank is prepared to agree to the following amendments:

Documentation

•	The following financial covenants will be complied with at all times and tested on the consolidated unaudited financial statements of the Borrower on a semi-annual basis:
	(i)	Net Worth will not be less than US$150,000,000.
	(ii)	Total Liabilities (excluding all equity items) to Total Assets will not be more than 65%.
(iii)

Free Liquidity (including available undrawn overdraft facilities but excluding US$22,000,000 Additional Cash) will be at least US$25,000,000—to be held with the Bank at all times and tested monthly. Average daily Free Liquidity of minimum US$10,000,000 to be checked weekly.

•

The Borrower will provide unaudited financial statements on a semi-annual basis and audited financial statements on an annual basis and any such other management information as may be reasonably required including copies of all documents required to be filed with the SEC or delivered pursuant to the Sarbannes-Oxley Act.

Offer Letter acceptance date

•                  This offer will remain open for acceptance until 17 November 2006; if no acceptance is received by that date, the offer shall be automatically cancelled and no longer available for acceptance.

All other terms and conditions of the Offer Letter remain unchanged.

Yours faithfully
For THE ROYAL BANK OF SCOTLAND plc.

Fotis Bratimos	Alex Rodopoulos
Director, Ship Finance	Director, Greece

Date: 25 October 2006

Private & Confidential
Aegean Marine Petroleum Network Inc.
c/o Aegean Marine Petroleum SA
42 Hatzikiriakou Avenue, 185 38 Piraeus
Attention : Mr Dimitris Melissanidis

Dear Sirs,

We refer to our Offer Letter dated 11 September 2006 and our amendment dated 6 October 2006 (together the “Offer Letter”), detailing the terms and conditions upon which the Bank is prepared to make available a Credit Facility of up to US$183,400,000 to your goodselves.

We have pleasure in confirming that, at your request and after further consideration, the Bank is prepared to include the following clauses:

Documentation

•

At the Bank’s sole discretion, it will permit the Borrower (subject to 2 business days’ notice to the Bank) to issue any Letter of Credit (LC) and/or Letter of Guarantee (LG), under the LC/LG Line, in Euro or any other currency (other than US Dollars) acceptable to the Bank (“Optional Currency”).

•	If any LC and/or LG issued under the LC/LG Line is denominated in an Optional Currency, the exposure of this LC and/or LG shall be calculated as being 110% of the equivalent US Dollar amount.

All other terms and conditions of the Offer Letter remain unchanged.

Yours faithfully
For THE ROYAL BANK OF SCOTLAND plc.

Fotis Bratimos	Alex Rodopoulos
Director, Ship Finance	Director, Greece